Richard Chiang

ALPINE 2 Inc.

460 Brannan Street
Suite 78064

San Francisco, CA 94107

March 6, 2014

Board of Directors of ALPINE 2 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with Alham Benyameen and Michael Andy Ibrahim, dated March 6, 2014, please accept this notice that effective today, March 6, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Director and Secretary of ALPINE 2 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, CFO, Director and Secretary

ALPINE 2 Inc.